SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
                                  ------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                       Environmental Elements Corporation
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             (Exact Name of Registrant as Specified in Its Charter)



               Delaware                                 52-1303748
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    (State or Other Jurisdiction                      (IRS Employer
           of Incorporation)                        Identification No.)



                  3700 Koppers St., Baltimore, Maryland   21227
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               (Address of Principal Executive Offices) (Zip Code)


If this Form relates to the registration of a class of debt securities and is to become effective pursuant to General Instructions A.(c), please check the following box. / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent, registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. /X/

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. / /

Securities Act registration statement file number to which this form relates:
                                       N/A
                                 ---------------
                                 (If applicable)


Securities to be registered pursuant to Section 12(b) of the Act:

              Title of each class        Name of each exchange on which
                to be registered         each class is to be registered
              -------------------        ------------------------------

        Common Stock, $.01 par value       American Stock Exchange(1)

  (1) Common Stock was listed on the New York Stock Exchange prior to November 1, 1999.


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
 -------------------------------------------------------------------------------
                                (Title of Class)

Explanatory Note: This Registration Statement on Form 8-A is being filed by the Registrant in connection with the listing of the Registrant's Common Stock, $.01 par value, on the American Stock Exchange and the simultaneous delisting of such Common Stock from the New York Stock Exchange. A copy of this Registration Statement on Form 8-A is being filed with the American Stock Exchange concurrently with its filing with the Securities and Exchange Commission.

Item 1.     Description of Registrant's Securities to be Registered.

     The authorized capital stock of Environmental Elements Corporation (the "Company" or the "Registrant") consists of 20,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), and 2,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"). As of September 30, 1999, there were 7,093,705 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding. Additionally, as of September 30, 1999, there were 996,000 shares reserved for issuance under the Company's stock-based compensation plans. The remaining authorized but unissued shares of Common Stock are available for issuance in connection with general corporate purposes, including, but not limited to, possible issuance of stock dividends or stock splits, future mergers or acquisitions, or future private placements or public offerings. Except as may be required to approve a merger or other transaction in which the additional authorized Common Stock would be issued or as otherwise required by law or regulation, no stockholder approval will be required for the issuance of those shares.

     Each share of Common Stock is entitled to one vote on each matter submitted to shareholders for approval. The holders of record of a majority of the outstanding stock entitled to vote shall constitute a quorum and majority approval is required for all matters submitted to the shareholders other than election of directors for which a plurality of the votes cast is required. Stockholders do not have the right to cumulate their votes with respect to any matter submitted to shareholders for a vote including election of directors to serve on one of three classes of directors of which the Board of Directors is comprised. Each class of directors is elected for a term of three years so that the term of one class expires each year. Additionally, approval by holders of not less than 60% of the outstanding shares of stock entitled to vote is required to approve a merger or consolidation, other than with a wholly owned subsidiary; a sale, lease or exchange of all or substantially all the assets; a voluntary dissolution; or an amendment of the Restated Certificate of Incorporation or the by-laws.

            Holders of Common Stock have no preemptive rights and there are no conversion rights or redemption or sinking fund provisions applicable to shares of Common Stock. Holders of the Common Stock will be entitled to dividends when, as and if declared by the Board of Directors of the Company out of funds legally available for the payment of dividends. In the event of any liquidation, dissolution, or winding up of the Company, the holders of Common Stock will be entitled to receive, after payment of all debts and liabilities of the Company (including all deposits and accrued interest thereon) and after the rights of holders of Preferred Stock, if any, all assets of the Company available for distribution in cash or in kind.

     ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar for the Company.

Item 2.     Exhibits.

            None required.


                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                         ENVIRONMENTAL ELEMENTS CORPORATION



Date: October 27, 1999                   By:  /s/
                                                 -----------------------------
                                              Name:  James B. Sinclair
                                              Title: Senior Vice President and
                                                     Chief Financial Officer